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                                                                      Exhibit 99

                                  NEWS RELEASE

[J&L LOGO}

J&L Specialty Steel, Inc.
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P.O. Box 3373
One PPG Place
Pittsburgh, PA 15230-3373


                                             Media Contact:
                                             Jim Leonard
                                             (412) 338-1736

                                             Investor Contact:
                                             J. Scott Keller
                                             (412) 338-1708



FOR IMMEDIATE RELEASE

 USINOR, J&L SPECIALTY STEEL, INC. ENTER INTO NEW MERGER AGREEMENT

     Pittsburgh, November 5, 1998 - Usinor and J&L Specialty Steel, Inc. (NYSE:
JL) today announced that they have entered into a new definitive merger agreement pursuant to which Usinor will offer to acquire all the issued and outstanding shares J&L common stock that it does not already own for $6.375 per share in cash. There are 18,033,000 outstanding shares of J&L common stock not currently owned by Usinor representing approximately 46.5% of the outstanding shares.

     On October 29, 1998, Usinor and J&L had entered into a similar merger agreement at $6.25 per share. This merger agreement was terminated by Usinor earlier today following a decision by a special committee of the Board of Directors of J&L to withdraw its recommendation that J&L shareholders accept the $6.25 per share offer from Usinor until the special committee had an opportunity to study additional information.


     The new transaction was unanimously approved by the special committee, as well as by the other directors of J&L who participated in a special board meeting held today.

     Pursuant to the merger agreement, a wholly owned subsidiary of Usinor will commence, on or prior to November 12, 1998, a cash tender offer to acquire all the J&L shares. Unless a majority of the shares not currently owned by Usinor are validly tendered and not withdrawn, Usinor may not purchase any shares in the tender offer without the consent of the special committee of the Board of Directors of J&L. The tender offer will be subject to other customary conditions. Following the successful completion of the tender offer, the merger agreement contemplates that a second-step merger will be effected, in which the remaining shareholders of J&L will be entitled to receive $6.375 per share. Following the merger, J&L will become a wholly owned subsidiary of Usinor.

     J&L Specialty Steel, Inc. is a leading manufacturer of flat rolled stainless steel products. The company is headquartered in Pittsburgh, Pennsylvania, with plants located in Midland, Pennsylvania, Louisville, Ohio and Detroit, Michigan.

     With a worldwide production of approximately 16.1 million tons in 1997, Usinor is a world-leading producer of steel. Its principal activities are divided into flat carbon steels, stainless steel and alloys and specialty steels.